Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2011 Results

Rolling Meadows, Ill., August 9, 2011 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its second-quarter and first-half 2011 financial results.

Highlights

•                  Q2 2011 revenues of $185.3 million compared to Q2 2010 revenues of $140.3 million.

•                  Q2 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP financial measure, of $10.6 million compared to $9.7 million in Q2 2010.

•                  Q2 2011 diluted earnings per share (EPS) of $0.18 compared to $0.16 in Q2 2010.

•                  First-half 2011 EBITDA of $22.6 million compared to $18.4 million for the same period in 2010.

•                  First-half 2011 diluted EPS of $0.39 compared to $0.30 for the same period in 2010.

•                  Backlog at June 30, 2011 of $716.9 million compared to June 30, 2010 backlog of $199.6 million.

Management Comments

Bill Koertner, MYR’s President and CEO, said, “We are pleased to report second quarter revenue growth compared to the same quarter last year on both the transmission and distribution sides of our T&D business as well as our C&I business. Gross profit and EPS were also higher in the second quarter compared to last year, in spite of a continued sluggish economy. Margins remain under pressure with our distribution work and in our C&I business. We have had substantial growth in our backlog from $199.6 million at June 30, 2010 to $716.9 million at June 30, 2011 primarily as a result of several large transmission project awards over the last nine months. Bidding activity for large transmission projects should continue to be strong over the next few years, albeit perhaps not at the intense pace experienced over the last nine months. Our recently awarded large transmission projects are in their early stages of construction. Revenue and gross profit recognition on these projects will likely start slow and accelerate over time until project construction reaches full stride. Our teams are focused on executing these new projects with some of the best people and equipment in the business, and we continue to bid large projects that strategically fit our parameters and core competencies.”

Second-Quarter Results

MYR reported second-quarter 2011 revenues of $185.3 million, an increase of $45.0 million, or 32.1 percent, compared to the second quarter of 2010. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $139.7 million, an increase of 29.6 percent over the second quarter of 2010. The increase in revenues in the T&D segment was primarily the result of an increase in revenues from several large (over $10.0 million in contract value) and many small (under $3.0 million in contract value) transmission projects, as well as an increase in distribution revenues from a few traditional utility customers and several small projects outside of our core utility distribution work. These non-core distribution projects were substantially completed in the second quarter. The Commercial and Industrial (C&I) segment reported revenues of $45.6 million, an increase of $13.1 million, or 40.4 percent, over the second quarter of 2010, primarily due to one

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large project that had significant revenue related to subcontractor work and material procurement in the quarter.

Consolidated gross profit increased to $19.5 million for the second quarter of 2011 from $16.7 million for the second quarter of 2010. As a percentage of overall revenues, gross margin decreased to 10.5 percent for the second quarter of 2011 from 11.9 percent for the same period of 2010. The decrease in gross profit as a percentage of revenues was mainly attributable to an overall decrease in contract margins on a few medium-sized C&I projects (between $3.0 million and $10.0 million in contract value) of approximately $2.0 million which was due to pricing pressures over the past year, as well as a margin adjustment of approximately $0.7 million for cost inefficiencies and higher than expected material costs on one project.

Selling, general and administrative expenses increased approximately $2.7 million, or 24.0 percent, to $13.7 million for the second quarter of 2011 from $11.0 million for the second quarter of 2010. The increase was primarily due to an increase in group medical insurance cost, an increase in the number of support personnel and an overall increase in other employee related compensation and benefit costs in the second quarter of 2011.

For the second quarter of 2011, net income was $3.7 million, or $0.18 per diluted share, compared to $3.4 million, or $0.16 per diluted share, for the same period of 2010. Second-quarter 2011 EBITDA was $10.6 million, or 5.7 percent of revenues, compared to $9.7 million, or 6.9 percent of revenues, in the second quarter of 2010. The decrease in EBITDA as a percentage of revenues was mainly due to the decrease in gross profit margin discussed above.

First-Half Results

MYR reported revenues of $335.6 million for the first half of 2011, an increase of $46.4 million, or 16.1 percent, compared with the first half of 2010. The T&D segment reported revenues of $257.7 million in the first half of 2011, an increase of 22.4 percent over 2010. The increase in revenues was primarily the result of an increase in revenues from a few large T&D contracts and many small transmission projects, offset by a decrease in revenues from several small distribution contracts. The C&I segment reported first half 2011 revenues of $77.9 million, a decrease of 0.8 percent from 2010.

Consolidated gross profit increased to $41.1 million for the first half of 2011 from $31.9 million for the first half of 2010. As a percentage of overall revenues, gross margin increased to 12.2 percent for the first half of 2011 from 11.0 percent for first half of 2010. The increase in gross profit as a percentage of revenues was mainly attributable to an overall increase in contract margins on a few large transmission projects of approximately $5.4 million as a result of increased productivity levels, cost efficiencies, added work and effective contract management. These large projects, which generated above-normal margins in the six months ended June 30, 2011, were substantially completed in the second quarter. Gross profit also increased by approximately $1.5 million on T&D projects with contract values less than $10 million. The increases in gross profit as a percentage of revenues in the T&D segment were partially offset by a decrease of $3.0 million in gross profit on C&I projects with contract values of less than $10.0 million. This decrease was mostly the result of lower overall margins due to pricing pressures over the past year, as well as a margin adjustment in the second quarter of approximately $0.7 million on one project due to cost inefficiencies and higher than expected material costs.

Selling, general and administrative expenses increased to $27.7 million for the first half of 2011 from $21.6 million for the first half of 2010. The increase was primarily due to increases in group medical insurance cost, the number of support personnel and other employee related compensation and benefit costs in the first half of 2011, coupled with the first quarter 2010 one-time reversal of a $1.6 million severance liability as a result of amending the employment agreements of our six named executive officers, which had the effect of decreasing selling, general and administrative expenses in that period. As a percentage of revenues, these expenses increased to 8.2 percent for the first half of 2011 from 7.5 percent for the first half of 2010.

For the first half of 2011, net income was $8.2 million, or $0.39 per diluted share, compared to $6.1 million, or $0.30 per diluted share, for the same period of 2010. EBITDA for the first half of 2011 was $22.6 million, or 6.7 percent of revenues, compared to $18.4 million, or 6.4 percent of revenues, for the first half of 2010. The increase in EBITDA as a percentage of revenues was mainly due to an increase in depreciation expense coupled with an increase in gross profit margins.

Backlog

As of June 30, 2011, MYR’s backlog was approximately $716.9 million, consisting of $646.1 million in the T&D segment and $70.8 million in the C&I segment. Total backlog increased $517.3 million, or 259.1 percent, from $199.6 million reported at June 30, 2010. The increase was primarily related to several large contracts that were awarded in the Company’s T&D segment at the end of 2010 and early in 2011.

Total backlog at June 30, 2011 was $113.0 million higher as compared to the $603.9 million backlog reported at March 31, 2011. T&D backlog increased $122.4 million, or 23.4 percent, while C&I backlog decreased $9.4 million, or 11.7 percent, compared to backlog at March 31, 2011.

MYR’s method of calculating backlog may differ from methods used by other companies. The increase in backlog from the second quarter of 2010 was primarily related to several large contracts that were awarded within the T&D segment late in 2010 and in the first half of 2011. As publicly announced, prior to the end of the second quarter, we were one of the contractors selected to perform work on the CAPX2020 project, and we executed a master agreement with Electric Transmission Texas for Competitive Renewable Energy Zone work. However, these projects were not included in backlog as of June 30, 2011 because the scope of work had not been defined or agreed upon, and therefore those contracts did not meet our backlog criteria.

The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period; therefore, it should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of June 30, 2011, MYR had cash and cash equivalents of $35.4 million and total long-term debt of $10.0 million under a term loan. As of June 30, 2011, MYR also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, expires on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this press release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its second-quarter and first-half 2011 results on Wednesday, August 10, 2011, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, August 16, 2011 at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 2474486. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until August 16, 2011.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of June 30, 2011 and December 31, 2010

(In thousands, except share and per share data)	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$35,409	$62,623
Accounts receivable, net of allowances of $824 and $947, respectively	99,742	107,172
Costs and estimated earnings in excess of billings on uncompleted contracts	54,479	29,299
Deferred income tax assets	10,544	10,544
Receivable for insurance claims in excess of deductibles	9,171	8,422
Refundable income taxes	2,198	2,144
Other current assets	2,928	3,719
Total current assets	214,471	223,923
Property and equipment, net of accumulated depreciation of $55,492 and $46,878, respectively	111,322	96,591
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,055 and $1,888, respectively	11,037	11,204
Other assets	1,384	1,831
Total assets	$384,813	$380,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,447	$41,309
Billings in excess of costs and estimated earnings on uncompleted contracts	41,953	45,505
Accrued self insurance	35,046	34,044
Other current liabilities	17,791	17,974
Total current liabilities	153,237	138,832
Long-term debt, net of current maturities	10,000	30,000
Deferred income tax liabilities	18,017	17,971
Other liabilities	611	636
Total liabilities	181,865	187,439
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,213,045 and 20,007,081 shares issued and 20,209,735 and 20,007,081 outstanding at June 30, 2011 and December 31, 2010, respectively	201	200
Additional paid-in capital	147,250	145,149
Retained earnings	55,577	47,360
Treasury stock—3,310 and 0 shares, respectively	(80)	—
Total stockholders’ equity	202,948	192,709
Total liabilities and stockholders’ equity	$384,813	$380,148

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Six Months Ended June 30, 2011 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010
Contract revenues	$185,310	$140,285	$335,604	$289,174
Contract costs	165,771	123,572	294,476	257,292
Gross profit	19,539	16,713	41,128	31,882
Selling, general and administrative expenses	13,698	11,048	27,651	21,612
Amortization of intangible assets	83	83	167	167
Gain on sale of property and equipment	(229)	(256)	(300)	(446)
Income from operations	5,987	5,838	13,610	10,549
Other income (expense)
Interest income	14	12	43	23
Interest expense	(160)	(208)	(370)	(411)
Other, net	(10)	(53)	(32)	(83)
Income before provision for income taxes	5,831	5,589	13,251	10,078
Income tax expense	2,114	2,236	5,034	3,945
Net income	$3,717	$3,353	$8,217	$6,133
Income per common share:
—Basic	$0.19	$0.17	$0.41	$0.31
—Diluted	$0.18	$0.16	$0.39	$0.30
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,059	19,868	20,021	19,844
—Diluted	20,978	20,791	20,956	20,761

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Six Months Ended June 30, 2011 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands)	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$3,717	$3,353	$8,217	$6,133
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	4,567	3,809	8,814	7,749
Amortization of intangible assets	83	83	167	167
Stock-based compensation expense	606	392	954	816
Excess tax benefit from stock-based awards	(275)	(132)	(444)	(148)
Deferred income taxes	46	—	46	—
Gain on sale of property and equipment	(229)	(256)	(300)	(446)
Other non-cash items	17	21	61	42
Changes in operating assets and liabilities
Accounts receivable, net	(7,886)	(5,779)	7,430	8,522
Costs and estimated earnings in excess of billings on uncompleted contracts	(19,069)	2,081	(25,180)	928
Receivable for insurance claims in excess of deductibles	(786)	57	(749)	(313)
Other assets	(1,674)	1,364	1,567	1,905
Accounts payable	22,273	4,059	16,417	(5,485)
Billings in excess of costs and estimated earnings on uncompleted contracts	(872)	5,102	(3,552)	(1,887)
Accrued self insurance	913	676	1,002	971
Other liabilities	(983)	(2,060)	(208)	(5,551)
Net cash flows provided by operating activities	448	12,770	14,242	13,403
Cash flows from investing activities:
Proceeds from sale of property and equipment	229	281	300	471
Purchases of property and equipment	(10,601)	(5,750)	(22,824)	(7,132)
Net cash flows used in investing activities	(10,372)	(5,469)	(22,524)	(6,661)
Cash flows from financing activities:
Payments on term loan	—	—	(20,000)	—
Payments of capital lease obligations	—	(16)	—	(32)
Employee stock option transactions	300	403	659	506
Excess tax benefit from stock-based awards	275	132	444	148
Purchase of Treasury stock	—	—	(80)	—
Other financing activities	45	—	45	—
Net cash flows provided by (used in) financing activities	620	519	(18,932)	622
Net increase (decrease) in cash and cash equivalents	(9,304)	7,820	(27,214)	7,364
Cash and cash equivalents:
Beginning of period	44,713	37,120	62,623	37,576
End of period	$35,409	$44,940	$35,409	$44,940

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Six Months Ended June 30, 2011 and 2010

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010

Summary Data:
Contract revenues	$185,310	$140,285	$335,604	$289,174
Gross profit	$19,539	$16,713	$41,128	$31,882
Income from operations	$5,987	$5,838	$13,610	$10,549
Net income	$3,717	$3,353	$8,217	$6,133

Income per common share (1):
- Basic	$0.19	$0.17	$0.41	$0.31
- Diluted	$0.18	$0.16	$0.39	$0.30

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,059	19,868	20,021	19,844
- Diluted	20,978	20,791	20,956	20,761

Reconciliation of Net Income to EBITDA:
Net income	$3,717	$3,353	$8,217	$6,133
Interest expense (income), net	146	196	327	388
Provision for income taxes	2,114	2,236	5,034	3,945
Depreciation and amortization	4,650	3,892	8,981	7,916
EBITDA (2)	$10,627	$9,677	$22,559	$18,382

(1)                   The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                   EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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